Exhibit 10.45

GRAHAM PACKAGING HOLDINGS COMPANY

&

GRAHAM PACKAGING COMPANY, L.P.

FORM OF RETENTION BONUS AGREEMENT

RETENTION BONUS AGREEMENT dated as of January     , 2010 and effective as of January     , 2010, (the “Effective Date”) (the “Agreement”) between Graham Packaging Holdings Company (“Holdings”), Graham Packaging Company, L.P., a Delaware Limited Partnership (the “Company”), and                      (“Executive”).

WHEREAS, in consideration of Executive’s efforts in connection with the initial public offering of Graham Packaging Company, Inc. and the Executive’s assistance in implementation of the Company’s strategic plan, the Company desires to provide to the Executive an annual Retention Bonus upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Affiliate. “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or Graham, as applicable. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.02 Cause. “Cause” means any event which constitutes Cause as defined in the Employment Agreement.

1.03 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.04 Employment Agreement. “Employment Agreement” means the Amended and Restated Employment Agreement between Graham Packaging Company, Inc., Holdings, the Company and the Executive dated as of January     , 2010, as amended from time to time.

1.05 Good Reason. “Good Reason” means any event which constitutes Good Reason as defined in the Employment Agreement.

1.06 Retention Bonus. “Retention Bonus” means the amount payable under this Agreement to the Executive upon the satisfaction of the conditions set forth herein.

ARTICLE 2

RETENTION BONUS

2.01 Retention Bonus. The Company shall pay Executive a Retention Bonus in the amount set forth below so long as the Executive remains employed with the Company or its Affiliate on each applicable Retention Bonus Date in accordance with the following schedule:

Retention Bonus Amount	Retention Bonus Date
$	December 31, 2010
$	December 31, 2011
$	December 31, 2012

2.02 Payment and Distribution. The Company shall pay the applicable Retention Bonus amount in accordance with the Company’s normal payroll practices for the payroll period that includes the Retention Bonus Date.

2.03 Termination Without Cause or Resignation for Good Reason. Notwithstanding anything to the contrary, upon (a) the Executive’s termination of employment with the Company prior to any Retention Bonus Date either (i) by the Company without Cause or (ii) by the Executive for Good Reason, and (b) the Executive’s satisfaction of any obligations required to obtain severance benefits under the Employment Agreement (the “Employment Agreement Obligations”), the Company shall pay the Executive the total remaining Retention Bonus amount as if the Executive remained employed by the Company on each Retention Bonus Date which occurs after the Executive’s termination of employment as described in this Section 2.03. The Company’s payment to the Executive pursuant to this Section 2.03 shall be paid in a lump-sum as soon as administratively possible after the Executive’s satisfaction of the Employment Agreement Obligations. Notwithstanding the foregoing, if Executive is a “specified employee” under Section 409A of the Code then any amounts payable pursuant to this Section 2.04 shall be paid on the day following the six month anniversary of the Executive’s termination of employment.

2.04 Termination for Other Reasons. For avoidance of doubt, upon the Executive’s termination of employment for any reason other than set forth in Section 2.03 above, the Executive shall forfeit any right to any Retention Bonus amount that would become payable on a Bonus Retention Date that occurs after the Executive’s employment terminates.

2.05 Other Compensation. The Retention Bonus shall not be deemed to be compensation or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates, including, without limitation, severance of any kind.

ARTICLE 3

MISCELLANEOUS

3.01 Amendment and Termination. This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto.

3.02 Limitation of Executive’s Right. Nothing in this Agreement shall be construed as conferring upon the Executive any right to continue in the employment of Company, nor shall it interfere with the rights of Company to terminate the employment of the Executive and/or to take any personnel action affecting the Executive without regard to the effect which such action may have upon the Executive as a recipient or prospective recipient of benefits under this Agreement. Any amounts payable hereunder shall not be deemed salary or other compensation to the Executive for the purposes of computing benefits to which the Executive may be entitled under any other arrangement established by Company for the benefit of its employees.

3.03 No Limitation on Company Actions. Nothing contained in the Agreement shall be construed to prevent Company from taking any action that is deemed by it to be appropriate or in its best interest. Neither the Executive nor any other person shall have any claim against Company as a result of such action.

3.04 Obligations to Company. If the Executive becomes entitled to a distribution of benefits under this Agreement upon termination of employment, and if at such time the Executive has outstanding any debt, obligation, or other liability representing an amount owing to Company, then Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Company.

3.05 Nonalienation of Benefits. Except as expressly provided herein, the Executive shall not have the power or right to transfer, alienate, or otherwise encumber the Executive’s interest under the Agreement. The Company’s obligations under this Agreement are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of this Agreement shall inure solely to the benefit of the Executive.

3.06 Protective Provisions. The Executive shall cooperate with Company by furnishing any and all information requested by Company in order to facilitate the payment of benefits hereunder.

3.07 Withholding Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive. The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

3.08 Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

3.09 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

3.10 Headings. Headings are inserted in this Agreement for convenience of reference only and are to be ignored in the construction of the provisions of the Agreement .

3.11 Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Company may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Graham Packaging Holdings Company

Name:
Title:

Graham Packaging Company, L.P.

Name:
Title:

Executive

4